Exhibit 99.1

CONSOL Energy to Temporarily Seal Buchanan Mine

PITTSBURGH, Feb. 16 — CONSOL Energy Inc. temporarily will seal its Buchanan Mine near Keen Mountain, Virginia in order to extinguish a localized fire that developed in the mine. Based on a review of gas samples from the mine that have been collected and analyzed by company as well as by state and federal safety officials, the company concluded that a fire exists in a localized area adjacent to the longwall mining system.

As previously disclosed, a large rock fall behind the longwall mining section at the Buchanan Mine occurred Monday afternoon. While caving behind the longwall is a normal part of the mining process, the size of this cave-in created a large air pressure wave that disrupted ventilation at the mine and caused an ignition of methane gas in the area. It is believed that this ignition caused a fire to start.

The purpose of temporarily sealing the mine is to reduce or displace the oxygen in order to render the mine atmosphere inert. The sealing of the mine will be accomplished by placing temporary, removable seals on the shafts. The company expects that the sealing process will be completed today.

In addition to sealing the mine shafts, the company plans to drill several boreholes from the surface into the area of the mine where the problem is believed to be located. Various materials, including nitrogen foam and water will be pumped into the area in order to accelerate the process of creating an inert environment within the mine to extinguish the fire. Drilling of each borehole is expected to take about four days to complete.

Peter B. Lilly, Chief Operating Officer-Coal, commented, “Sealing the mine is the safest and most expeditious way to return Buchanan Mine to normal production.”

The mine is currently idle and will not produce coal while the mine is sealed. However, the company expects to be able to ship coal from its inventories on the surface during the period when the mine is idle.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 159.5 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.8 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: http://www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an informal SEC inquiry regarding certain matters, which may include allegations contained in an anonymous letter that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities; the continued incurrence of losses in future periods; a reduction in deferred tax assets could materially reduce our operating results and stockholders’ equity and possibly preclude dividend payments; our inability to obtain substantial additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; our ability to comply with restrictions imposed by our senior credit facility; increased cost and expense related to the downgrading of our credit ratings; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; overcapacity in the coal or gas industry impairing our profitability; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; a decline in our customers’ coal requirements; the creditworthiness of our customer base declining; our ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of our acquisition strategy; disputes with customers concerning coal contracts resulting in litigation; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; our failure to remove and dispose of water from coal beds may hamper our ability to produce gas in commercial quantities; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; federal, state and local authorities regulating our gas production activities; deregulation of the electric utility industry having unanticipated effects on our industry; new legislation resulting in restrictions on coal use; federal and state laws imposing treatment, monitoring and reporting obligations on us; management’s ability to correctly estimate and accrue for contingent liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; decline in our share price due to the increase in shares eligible for sale; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.